Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Union Drilling, Inc.
Christopher D. Strong, CEO
A.J. Verdecchia, CFO
817-735-8793

DRG&E
Ken Dennard / Ben Burnham
713-529-6600

UNION DRILLING REPORTS

2008 FOURTH QUARTER AND YEAR-END RESULTS

FORT WORTH, Texas – March 5, 2009 – Union Drilling, Inc. (NASDAQ: UDRL) announced today financial and operating results for the fourth quarter and year ended December 31, 2008.

Revenues for the fourth quarter of 2008 were $80.9 million, an increase of 20% compared to revenues of $67.4 million in the fourth quarter of 2007. Including a one-time, $7.9 million non-cash charge for the impairment of goodwill, the Company reported a net loss of $3.7 million in the fourth quarter of 2008, or a loss of $0.17 per share, compared to net income of $3.9 million, or $0.18 per diluted share, during the fourth quarter of 2007. Excluding this charge, Union Drilling’s 2008 fourth quarter net income was $4.2 million, or $0.19 per diluted share.

Fourth quarter revenue includes $3.0 million of early termination payments related to a drilling contract signed in 2006. General and administrative expenses include approximately $4.3 million of bad debt primarily associated with customer bankruptcies.

EBITDA for the fourth quarter of 2008 increased 7% to $19.3 million compared to $18.0 million reported in the same period last year. The Company’s calculation of EBITDA excludes the non-cash impairment charge. For additional information regarding EBITDA as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

During the quarter, the Company repurchased approximately 1.7 million shares of its common stock for $8.9 million as part of its two million share repurchase program. Subsequent to the end of the quarter, Union Drilling completed the remainder of the authorized share repurchase. In total, the company repurchased two million shares at an average price of $5.23 per share.

Christopher D. Strong, Union Drilling’s President and Chief Executive Officer, commented, “Our solid fourth quarter operating results are largely overshadowed by the rapid deterioration of the rig count in early 2009. Compared to the fourth quarter of 2008, revenue days halfway through the first quarter of 2009 are down approximately 27%. In response to this decline in activity, and in anticipation of continued weakness, we have aggressively cut costs, including reducing our workforce by over 25%, deferring all maintenance on idled rigs and, when necessary, transferring equipment from those rigs to working rigs to reduce maintenance capital expenditures.

“The severe decline in our stock price below book value per share over the last few months of 2008 required us to take an impairment charge for the $7.9 million of goodwill on our balance sheet, which resulted in Union Drilling reporting a net loss for the quarter. However, our conservative balance sheet and term contract cover provided us with the ability to take advantage of the depressed stock price through our share repurchase program. Approximately nine percent of the equity in the Company was purchased for less than the cost of a new drilling rig. We will continue to assess the merits of further share repurchases in this declining environment.”

Operating Statistics

Union Drilling’s average marketed rig utilization for the fourth quarter was 69.4%, up from 61.6% in the same period last year. Revenue days totaled 4,534 compared to 4,021 for the fourth quarter of 2007. Average revenue per revenue day was $17,837 for the fourth quarter of 2008 compared to $16,753 last year. Operating expenses for the quarter totaled $51.3 million, or $11,306 per revenue day, compared to $43.9 million, or $10,920 per day, in the same period in 2007. Drilling margins totaled $29.6 million, or 37% of revenues, for the fourth quarter of 2008 versus $23.5 million, or 35% of revenues, in the fourth quarter of 2007. Average drilling margin per revenue day during the fourth quarter totaled $6,531 in 2008 versus $5,833 in the prior year period, an increase of 12%. Approximately $662 per day of the average rig revenue and margin was a result of the early termination payments mentioned above. For additional information regarding drilling margin as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

2008 Annual Results

For the year ended December 31, 2008, Union Drilling reported net income of $7.8 million, or $0.35 per diluted share, on revenues of $302.8 million, compared to net income of $30.8 million, or $1.41 per diluted share, on revenues of $289.0 million for 2007. Excluding the non-cash goodwill impairment charge, 2008 net income was $15.7 million, or $0.71 per diluted share. 2008 EBITDA was $73.4 million compared to $93.7 million in 2007. For additional information regarding EBITDA as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

Drilling margin for the twelve months ended December 31, 2008 totaled $106.7 million, or 35% of revenues, compared to $117.1 million, or 41% of revenues for the same period last year. The Company totaled 17,538 revenue days on 67.5% utilization for 2008 versus 17,421 revenue days on 68.0% utilization for 2007. Revenue and drilling margin averaged $17,264 and $6,083 respectively per revenue day in 2008 compared to $16,591 and $6,724 during 2007.

Conference Call

Union Drilling’s management team will be holding a conference call on Friday, March 6, 2009, at 10:00 a.m. Eastern time. To participate in the call, dial (303) 262-2211 ten minutes before the conference call begins and ask for the Union Drilling conference call. To listen to the live call on the Internet, please visit Union Drilling’s website fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a telephonic replay will be available through March 13, 2009 and may be accessed by calling (303) 590-3000 and using the pass code 11125947#. Also, an archive of the webcast will be available after the call for a period of 60 days on the “Investor Relations” section of the Company’s website at www.uniondrilling.com.

About Union Drilling

Union Drilling, Inc., headquartered in Fort Worth, Texas, provides contract land drilling services and equipment, primarily to natural gas producers, in the United States. Union Drilling currently owns and markets 71 rigs and specializes in unconventional drilling techniques.

UDRL-E

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the Company’s anticipated growth, demand from the Company’s customers, capital spending by oil and gas companies and the Company’s expectations regarding its new rigs and the U. S. land drilling sector. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions and industry trends; the continued strength or weakness of the contract land drilling industry in the geographic areas where the Company operates; decisions about onshore exploration and development projects to be made by oil and gas companies; the highly competitive nature of the contract land drilling business; the Company’s future financial performance, including availability, terms and deployment of capital; the continued availability of qualified personnel; and changes in governmental regulations, including those relating to workplace safety and the environment. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in the Company’s public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.

Union Drilling, Inc.

Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenues
Total revenues	$80,874	$67,365	$302,780	$289,035

Cost and expenses
Operating expenses	51,260	43,910	196,100	171,897
Depreciation and amortization	11,044	10,481	44,298	39,072
Goodwill impairment charge	7,909	—	7,909	—
General and administrative	10,737	5,475	34,084	24,775

Total cost and expenses	80,950	59,866	282,391	235,744

Operating income	(76)	7,499	20,389	53,291

Interest expense	(173)	(322)	(845)	(1,824)
Gain (loss) on disposal of assets	351	(77)	606	998
Other income	60	92	211	387

Income before income taxes	162	7,192	20,361	52,852

Income tax expense	3,877	3,325	12,611	22,020

Net (loss) income	$(3,715)	$3,867	$7,750	$30,832

(Loss) earnings per common share:
Basic	$(0.17)	$0.18	$0.35	$1.41

Diluted	$(0.17)	$0.18	$0.35	$1.41

Weighted-average common shares outstanding:
Basic	21,557,677	21,974,884	21,890,273	21,818,381

Diluted	21,557,677	22,004,127	22,005,118	21,940,210

Union Drilling, Inc.

Operating Statistics

(in thousands, except day and per day data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenues	$80,874	$67,365	$302,780	$289,035
Operating expenses	$51,260	$43,910	$196,100	$171,897
Drilling margins	$29,614	$23,455	$106,680	$117,138

Revenue days	4,534	4,021	17,538	17,421
Marketed rig utilization	69.4%	61.6%	67.5%	68.0%

Revenue per revenue day	$17,837	$16,753	$17,264	$16,591
Operating expenses per revenue day	$11,306	$10,920	$11,181	$9,867
Drilling margin per revenue day	$6,531	$5,833	$6,083	$6,724

Union Drilling, Inc.

Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2008	2007
	(unaudited)
Assets:

Current assets:
Cash and cash equivalents	$406	$20
Accounts receivable (net of allowance for doubtful accounts of $1,495 and $311 at December 31, 2008 and 2007, respectively)	44,712	39,878
Inventories	1,536	1,201
Prepaid expenses, deposits and other receivables	11,617	6,957
Deferred taxes	406	1,812

Total current assets	58,677	49,868
Goodwill	—	7,909
Intangible assets (net of accumulated amortization of $412 and $1,194 at December 31, 2008 and 2007, respectively)	1,788	2,069
Property, buildings and equipment (net of accumulated depreciation of $145,315 and $105,675 at December 31, 2008 and 2007, respectively)	275,757	217,359
Other assets	383	103

Total assets	$336,605	$277,308

Liabilities and Stockholders’ Equity:

Current liabilities:
Accounts payable	$25,361	$13,545
Current portion of notes payable for equipment	3,126	3,139
Current portion of customer advances	484	4,530
Accrued expense and other liabilities	9,127	7,862

Total current liabilities	38,098	29,076
Revolving credit facility	42,645	9,578
Long-term notes payable for equipment	1,974	4,592
Deferred taxes	48,633	30,002
Customer advances and other long-term liabilities	542	651

Total liabilities	131,892	73,899

Stockholders’ equity:
Common stock, par value $.01 per share; 75,000,000 shares authorized;
22,024,381 shares and 21,974,884 shares issued at December 31, 2008 and 2007, respectively	220	220
Additional paid in capital	144,113	141,659
Retained earnings	69,280	61,530

	213,613	203,409
Treasury stock; 1,714,818 shares at December 31, 2008	(8,900)	—

Total stockholders’ equity	204,713	203,409

Total liabilities and stockholders’ equity	$336,605	$277,308

EBITDA is earnings before net interest, income taxes, depreciation and amortization and non-cash impairment. The Company believes EBITDA is a useful measure of evaluating its financial performance because it is used by external users, such as investors, commercial banks, research analysts and others, to assess: (1) the financial performance of Union Drilling’s assets without regard to financing methods, capital structure or historical cost basis, (2) the ability of Union Drilling’s assets to generate cash sufficient to pay interest costs and support its indebtedness, and (3) Union Drilling’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net earnings is included below. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Calculation of EBITDA:
Net (loss) income	$(3,715)	$3,867	$7,750	$30,832
Goodwill impairment charge	7,909	—	7,909	—

Net income excluding goodwill impairment	4,194	3,867	15,659	30,832
Interest expense	173	322	845	1,824
Income tax expense	3,877	3,325	12,611	22,020
Depreciation and amortization	11,044	10,481	44,298	39,072

EBITDA	$19,288	$17,995	$73,413	$93,748

Drilling margin represents contract drilling revenues less contract drilling costs. Union Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Union Drilling’s management. A reconciliation of drilling margin to operating income is included below. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands, except day and per day data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Calculation of drilling margin:
Operating income	$(76)	$7,499	$20,389	$53,291
Depreciation and amortization	11,044	10,481	44,298	39,072
Goodwill impairment charge	7,909	—	7,909	—
General and administrative	10,737	5,475	34,084	24,775

Drilling margin	$29,614	$23,455	$106,680	$117,138

Revenue days	4,534	4,021	17,538	17,421

Drilling margin per revenue day	$6,531	$5,833	$6,083	$6,724